Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Adial Pharmaceuticals, Inc. (the Company) of our report dated April 1, 2024, which includes explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

December 12, 2024